UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                   Washington, D.C.

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.    Name and Address of Reporting Person*

      TELEPHONE AND DATA SYSTEMS, INC.
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      (Last)                (First)                       (Middle)


      30 North LaSalle Street, Suite 4000
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      (Street)


      Chicago,               Illinois                 60602
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     (City)                  (State)                 (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
     AERIAL COMMUNICATIONS, INC. (AERL)
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3.   I.R.S. Identification Number of Reporting Person, if an entity
     36-2669023
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4.   Statement for Month/Year
     May 2000
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5.   If Amendment, Date of Original (Month/Year)
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6.   Relationship of Reporting Person(s)  to Issuer (Check all applicable)

           Director                           X  10%
     -----                                  -----
           Officer (give title below)             Other (specify title below)
     -----                                  -----
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7.   Individual or Joint/Group Filing (Check Applicable Line)
        X    Form filed by One Reporting Person
     ------
           Form filed by More than One Reporting Person
     ------
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

FORM 4 (continued)

====================================================================================================================================
                               Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of Security                          2. Transaction Date  3. Transaction Code    4. Securities Acquired (A) or Disposed
   (Instr. 3)                                    (Month/Day/Year)         (Instr. 8)          of (D)
                                                                                              (Instr. 3, 4 and 5)
                                                                       -------------------------------------------------------------
                                                                       Code      V             Amount      (A) or  (D)     Price
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Common Shares, par value $1.00 per share           5/4/00               J(1)                   25,252,758        D           N/A(1)

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                                               5. Amount of          6.  Ownership         7. Nature of Indirect
                                                  Securities             Form: Direct         Beneficial Ownership
                                                  Beneficially           (D) or               (Instr. 4)
                                                  Owned at End of        Indirect (I)
                                                  Month                  (Instr. 4)
                                                  (Instr. 3 and 4)
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                                                  0                      D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the  form is  filed  by more  than one  reporting  person,  see  instruction
4(b)(v).

====================================================================================================================================
                              Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
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
    1.Title of       2.Conversion   3.Transaction  4.Transaction  5. Number of         6. Date Exercisable    7. Title and Amount of
    Derivative       or Exercise    Date (Month    Code            Derivative             and Expiration       Underlying Securities
    Security (Inst.  Price of       Day/Year)      (Instr.8)       Securities             Date                 (Instr. 3 and 4)
    3)               Derivative                                    Acquired (A) or
                     Security                                      Disposed of (D)      (Month/Day/Year)
                                                                   (Instr. 3, 4,and 5
                                                                                       ---------------------------------------------
                                                                                          Date        Expir-               Amount or
                                                                                          Exercis-    ation     Title      Number of
                                                     ---------------------------          able        Date                 Shares
                                                     Code     V      (A)     (D)
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 Series A Common      (2)            5/4/00         J(1)                    52,924,151    (2)         (2)   Common Shares 52,924,151
 Shares
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

 8. Price of Derivative Security   9. Number of Derivative Securitiies  10. Ownership Form of Derivative  11. Nature of Indirect
    (Instr.5)                         Beneficially Owned at End of          Security Direct (D) or            Beneficial Ownership
                                      Month (Instr.4)                       Indirect (I) Instr.4)            (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
    N/A                                 -0-                                   D
====================================================================================================================================

Explanation of Responses:

(1) The Common Shares and Series A Common Shares of Issuer were converted in a merger into shares of common stock, $.001 par value, of VoiceStream Wireless
Corporation   (VSTR).

(2) Series A Common Shares are convertible on a share-for-share basis into Common Shares.


                                 /s/ LeRoy T. Carlson, Jr.        5/4/00
                                ----------------------------    ----------------
                                Name:  LeRoy T. Carlson, Jr.      Date
                                Title: President


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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